Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

August 4, 2015

MEDIA CONTACT: Lisa Gagnon

703-903-3385

INVESTOR CONTACT: Robin Phillips

571-382-4732

FREDDIE MAC REPORTS NET INCOME OF $4.2 BILLION,

COMPREHENSIVE INCOME OF $3.9 BILLION FOR SECOND QUARTER 2015

Strong Business Momentum Continues; Will Return Additional $3.9 Billon to Taxpayers

Second Quarter 2015 Earnings Were Solid; Volatility Continued As Timing-Related Items Had a Positive Effect on Results

●	Net interest income, which continued to drive the company’s financial results, was $4.0 billion in the second quarter. Management and guarantee fees accounted for more than 40 percent of net interest income, consistent with the trend seen in recent quarters.
●	Continued interest-rate volatility drove derivative gains of $3.1 billion, including $3.7 billion of timing-related positive fair value changes, reversing some of the losses from prior quarters as interest rates increased during the second quarter.
●	The company also benefited from narrowing spreads on its marked-to-market mortgage assets during the second quarter.

Business Fundamentals Were Strong and Continued to Improve in Second Quarter 2015

Increased Business Volumes

●	Single-family purchase volume increased approximately $20 billion from the first quarter to $101.2 billion.
●	Multifamily purchase volume grew to $13.1 billion, an increase of more than 30 percent from the first quarter.

Transferred Credit Risk

●	Transferred a portion of single-family credit risk on $94.2 billion in UPB to the private market in the second quarter through STACR® debt notes and ACIS® reinsurance transactions. Since 2013, Freddie Mac has transferred a portion of the credit risk on nearly $344 billion in UPB of single-family mortgages.
●	Securitized $108 billion in UPB of multifamily mortgage loans since the beginning of 2009, including $10.0 billion in the second quarter, continuing the company’s focus on transferring credit risk to private investors through K-deal offerings. 92 percent of the multifamily mortgage loans purchased in the second quarter are intended to be securitized into K-deals.

Reduced Legacy Risk

●	Sold $4.3 billion of less liquid assets (including approximately $900 million in UPB of seriously delinquent single-family loans) from the mortgage-related investments portfolio in the second quarter.
●	Post-2008 book of business grew to 63 percent of single-family credit guarantee portfolio at June 30, 2015; HARP and other relief refinance loans represented an additional 19 percent.

The Company Supported Its Mission, Helping 15.2 Million Families to Buy, Rent or Keep Their Homes Since 2009

●	The company provided $2.7 trillion in liquidity to the mortgage market, funding 11.7 million single-family homes and 2.3 million multifamily rental units.
●	The company helped over 1.1 million borrowers avoid foreclosure.

The Company Will Have Returned $96.5 Billion to Taxpayers, Including September 2015 Dividend Obligation of $3.9 Billion

●	Dividend payments do not reduce prior Treasury draws, which totaled $71.3 billion as of June 30, 2015.

Freddie Mac Second Quarter 2015 Financial Results

August 4, 2015

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $4.2 billion for the second quarter of 2015, compared to $524 million for the first quarter of 2015. The company also reported comprehensive income of $3.9 billion for the second quarter of 2015, compared to $746 million for the first quarter of 2015.

“Our very solid financial results show that Freddie Mac, while in conservatorship, is building a strong operating business model that represents taxpayers well and is efficiently serving U.S. homebuyers and renters. We continue to invest in improving the customer experience, and we lead the industry in reducing the taxpayers’ exposure to mortgage credit risk,” said Donald H. Layton, chief executive officer.

“Also, we continue to make progress on our 2015 Conservatorship Scorecard objectives, which support our mission of providing liquidity, stability and affordability to the mortgage market, including responsibly increasing access to affordable housing for America’s families in a safe and sound way.”

Financial Results Discussion

Summary Consolidated Statements of Comprehensive Income (1)

		Three Months Ended
($ Millions)		6/30/15	3/31/15	Change
1	Net interest income	$3,969	$3,647	$322
2	Benefit for credit losses	857	499	358
3	Derivative gains (losses)	3,135	(2,403)	5,538
4	Other non-interest income (loss)	(594)	256	(850)

5	Non-interest income (loss)	2,541	(2,147)	4,688
6	Administrative expenses	(501)	(451)	(50)
7	REO operations expense	(52)	(75)	23
8	Other non-interest expense	(736)	(685)	(51)

9	Non-interest expense	(1,289)	(1,211)	(78)
10	Pre-tax income	6,078	788	5,290
11	Income tax expense	(1,909)	(264)	(1,645)

12	Net income	$4,169	$524	$3,645
13	Total other comprehensive income (loss)	(256)	222	(478)

14	Comprehensive income	$3,913	$746	$3,167

(1)	Columns and rows may not add due to rounding.

Second quarter 2015 net income and comprehensive income increased from the first quarter of 2015 by $3.6 billion and $3.2 billion, respectively.

●	Second quarter results were positively affected by strong net interest income and two market-related items.

¡	The company estimated that second quarter comprehensive income benefited by approximately $1.5 billion as interest rates increased and the yield curve steepened during the quarter.
¡	In addition, the company estimated that second quarter comprehensive income benefited by approximately $700 million due to the impact of improved spreads on its marked-to-market mortgage assets.

Freddie Mac Second Quarter 2015 Financial Results

August 4, 2015

●	Additionally, Freddie Mac continues to execute sales of seriously delinquent single-family loans and reclassified $3.6 billion and $4.5 billion in unpaid principal balance (UPB) of such loans from held-for-investment to held-for-sale in the first and second quarters of 2015, respectively, which resulted in a benefit for credit losses, offset by decreases in other non-interest income and increases in non-interest expense in both periods.

Selected Financial Highlights

Net interest income was $4.0 billion for the second quarter of 2015, an increase of $322 million from the first quarter of 2015. Net interest yield was 82 basis points for the second quarter of 2015, an increase of 7 basis points from the first quarter of 2015.

●	The increases in both net interest income and net interest yield primarily reflect higher amortization income due to increased prepayments.
●	The management and guarantee fee portion of Freddie Mac’s net interest income continues to increase as the size of the company’s mortgage-related investments portfolio continues to decline. More than 40 percent of net interest income in the second quarter was derived from management and guarantee fees.

Benefit for credit losses was $857 million for the second quarter of 2015, an increase of $358 million from the first quarter of 2015.

●	The increase was mostly driven by a larger benefit from the reclassification of certain seriously delinquent single-family mortgage loans from held-for-investment to held-for-sale. Freddie Mac reclassified $4.5 billion in UPB of such loans in the second quarter, compared to $3.6 billion in the first quarter.
●	Also contributing to the increase was an improvement in provision for credit losses driven by the company’s expectations of the performance of future modifications.

Freddie Mac Second Quarter 2015 Financial Results

August 4, 2015

●	Freddie Mac’s single-family serious delinquency rate has continued to decline since 2010, primarily due to lower volumes of newly delinquent loans and continued loss mitigation activities (including sales of certain seriously delinquent mortgage loans), foreclosure alternatives and foreclosure activities for loans in the legacy single-family book.

Derivative gains were $3.1 billion for the second quarter of 2015, a shift from derivative losses of $2.4 billion for the first quarter of 2015.

●	The gains in the second quarter were driven by an increase in interest rates, and reversed some of the losses from prior quarters that resulted from declining interest rates.
●	Derivative gains (losses) include both fair value changes and derivative interest carry (i.e., accrual of periodic settlements).
¡	Fair value changes were a gain of $3.7 billion in the second quarter of 2015, a shift from a loss of $1.8 billion in the first quarter of 2015.
¡	Derivative interest carry was an expense of $0.5 billion in the second quarter of 2015. Derivative interest carry represents the net amount the company accrues during a period for interest-rate swap payments it will make or receive, and is economically equivalent to interest expense.

Other non-interest income (loss) was a loss of $594 million for the second quarter of 2015, compared to income of $256 million for the first quarter of 2015.

●	The shift to a loss was mostly due to higher fair value losses on mortgage loans driven by an increase in interest rates, as well as a higher volume of seriously delinquent single-family loans that were reclassified from held-for-investment to held-for-sale during the second quarter. These losses were partially offset by a shift to fair value gains on Structured Agency Credit Risk (STACR) debt notes from fair value losses in the first quarter of 2015.

Freddie Mac Second Quarter 2015 Financial Results

August 4, 2015

Administrative expense was $501 million (10.4 basis points) for the second quarter of 2015, an increase of $50 million from the first quarter of 2015.

●	The increase was mostly driven by a one-time expense associated with the company’s terminated pension plans.

Variability of Earnings

Freddie Mac’s financial results are subject to significant earnings variability from period to period. This variability is primarily driven by:

●	Economic vs. Accounting Interest-Rate Risk – Freddie Mac holds assets and liabilities that expose it to interest-rate risk. Through its use of derivatives, the company manages its exposure to interest-rate risk on an economic basis to a low level. At times, the accounting measurement approach (i.e., amortized cost vs. fair value) Freddie Mac applies to its financial assets and liabilities, including derivatives, creates volatility in the company’s earnings when the company experiences interest rate or implied volatility fluctuations that is not indicative of the underlying economics of its business.
●	Spread Volatility – Spread volatility is the risk associated with changes in interest rates in excess of the changes in the risk-free rates (i.e., credit spreads, liquidity spreads, risk premiums, etc.). Freddie Mac holds assets and liabilities that expose it to spread volatility. However, the company has limited ability to manage spread volatility. Changes in spreads may contribute to significant earnings volatility period to period.
●	Non-Recurring Events – From time to time, Freddie Mac will likely experience, and has experienced, significant earnings volatility from non-recurring events related to the financial crisis, including settlements with counterparties and changes in certain valuation allowances (i.e., allowance for loan losses and deferred tax asset).

Segment Financial Results and Business Highlights

Freddie Mac’s operations consist of three reportable segments, which are based on the types of business activities they perform — Single-family Guarantee, Investments and Multifamily. Certain activities that are not part of a reportable segment are included in the All Other category.

Freddie Mac Second Quarter 2015 Financial Results

August 4, 2015

Summary of Segment Earnings and Comprehensive Income (1)(2)

		Three Months Ended
($ Millions)		6/30/15	3/31/15	Change
	Segment Earnings, net of taxes
1	Single-family Guarantee	$489	$60	$429
2	Investments	3,207	180	3,027
3	Multifamily	473	284	189
4	All Other	-	-	-

5	Total Segment Earnings, net of taxes	$4,169	$524	$3,645

	Comprehensive income of segments
6	Single-family Guarantee	$489	$59	$430
7	Investments	3,038	416	2,622
8	Multifamily	366	264	102
9	All Other	20	7	13

10	Comprehensive income of segments	$3,913	$746	$3,167

(1)	Columns and rows may not add due to rounding.
(2)	The financial performance of the company’s Single-family Guarantee segment is measured based on its contribution to GAAP net income (loss). The financial performance of the company’s Investments segment and Multifamily segment are measured based on each segment’s contribution to GAAP comprehensive income (loss).

Single-family Guarantee Segment

Providing liquidity to the U.S. housing market while continuing to transfer credit risk to the private market

●	Single-family Guarantee segment earnings were $489 million for the second quarter of 2015, an increase of $429 million from the first quarter of 2015. The increase was primarily driven by:
¡	A shift to fair value gains on STACR debt notes in the second quarter of 2015 from fair value losses in the first quarter of 2015 due to widening credit spreads.
¡	Higher net interest income and management and guarantee fee income, driven by increased amortization income resulting from higher prepayments.
¡	Improvement in provision for credit losses driven by the company’s expectations of the performance of future modifications.
●	New book of business continued to grow and was 63 percent of single-family credit guarantee portfolio at June 30, 2015.
¡	HARP and other relief refinance loans were an additional 19 percent.
¡	2005-2008 legacy book was 12 percent.
●	Purchase volume was $101.2 billion in the second quarter of 2015, up from $80.2 billion in the first quarter of 2015.
¡	Refinancings, including HARP, were $61.7 billion in the second quarter of 2015, up from $51.7 billion in the first quarter of 2015, due to lower average long-term mortgage interest rates.
●	Average management and guarantee fees charged on new acquisitions were 45.1 basis points (net of legislated 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011) in the second quarter of 2015, compared to 46.7 basis points in the first quarter of 2015.

Freddie Mac Second Quarter 2015 Financial Results

August 4, 2015

●	Single-family serious delinquency rate was 1.53 percent at June 30, 2015, down from 1.73 percent at March 31, 2015. The single-family serious delinquency rate at June 30, 2015, the lowest since November 2008, was substantially below the rate for the entire U.S. mortgage market of 4.24 percent as of March 31, 2015 (as per the Mortgage Bankers Association’s National Delinquency Survey), which is the most current data available.
●	Completed sales of nearly $900 million in UPB of seriously delinquent unsecuritized single-family loans during the second quarter of 2015. The company subsequently announced three additional sales of such loans totaling approximately $900 million in UPB, which will settle in the second half of 2015.
●	Transferred a portion of credit losses on $94.2 billion in UPB of single-family mortgages to the private market in the second quarter of 2015 through three STACR debt note transactions (including the first two actual loss offerings) and two initial first loss and actual loss Agency Credit Insurance Structure (ACIS) reinsurance transactions.
¡	Since introducing the company’s innovative single-family credit risk transfer offerings in 2013, the company has transferred a portion of credit losses on nearly $344 billion in UPB of single-family mortgages.
¡	In July, the company announced the offering of a whole loan security, which is a new type of credit risk transfer transaction for the company using a subordinated security structure.

Investments Segment

Reducing less liquid assets using an economically sensible approach

●	Investments segment comprehensive income was $3.0 billion for the second quarter of 2015, an increase of $2.6 billion from the first quarter of 2015. The increase was primarily driven by derivative gains, as interest rates increased in the second quarter of 2015.
●	Less liquid assets held by the Investments segment were $124.3 billion at June 30, 2015, down $5.7 billion, or four percent, from March 31, 2015 due to ongoing portfolio liquidations and:
¡	Sales of $3.3 billion of private-label securities.
¡	Securitization of $2.1 billion of single-family reperforming and modified loans.
●	Continued to maintain a low sensitivity to interest rates on an economic basis:
¡	Duration gap averaged zero months for the second quarter of 2015.
¡	Portfolio market value sensitivity to an adverse 50 basis point parallel movement in interest rates averaged $98 million for the second quarter of 2015.

Multifamily Segment

Providing financing for affordable and workforce rental housing and transferring credit risk to private investors

●	Multifamily segment comprehensive income was $366 million for the second quarter of 2015, an increase of $102 million from the first quarter of 2015. The increase primarily reflects higher unrealized gains on available-for-sale securities.
●	New purchase volume remained strong at $13.1 billion in the second quarter of 2015, up by $3.1 billion from the first quarter of 2015.
¡	The full year 2015 new multifamily business activity (excluding certain targeted loan types) is subject to a cap of $30.0 billion in UPB based on the 2015 Conservatorship Scorecard.
¡	Approximately 70 percent of the $23.1 billion in new business activity in the first half of 2015 counted towards the 2015 volume limit, while the remaining 30 percent was excluded.
●	Continuing the company’s focus on transferring credit risk to private investors, 92 percent of the new multifamily mortgage loans purchased in both the second quarter and the first half of 2015 are intended to be securitized into K-deals.
¡	Securitized $10.0 billion through seven K-deal offerings in the second quarter of 2015.

Freddie Mac Second Quarter 2015 Financial Results

August 4, 2015

●	Multifamily delinquency rate remained very low at one basis point at June 30, 2015, reflecting continued strong portfolio performance.
●	Provided financing for more than 170,000 rental units in the second quarter of 2015, nearly 90 percent of which are affordable to families earning low to median incomes.

Housing Market Support

Freddie Mac supports the U.S. housing market by ensuring credit availability for new and refinanced mortgages as well as rental housing. The company also helps struggling homeowners avoid foreclosure and helps stabilize communities nationwide. Since the beginning of 2009, Freddie Mac has helped nearly 14.1 million American families own or rent a home and over 1.1 million families avoid foreclosure. At the same time, the company is working with the Federal Housing Finance Agency (FHFA), its customers and the industry to build a stronger housing finance system for the nation.

Providing Liquidity – Freddie Mac provides access to financing for new and refinanced mortgages and rental housing. In the second quarter of 2015, the company:

●	Provided $115.2 billion in liquidity to the market mostly through its purchases of loans, funding approximately 450,000 single-family homes and 170,000 multifamily rental units.
●	Purchased refinance loans of $61.7 billion which accounted for 61 percent of the company’s single-family mortgage purchase volume. The company’s purchase volume of refinance loans has remained high in recent quarters due to lower average long-term mortgage interest rates.

Freddie Mac is working to responsibly expand access to affordable housing for America’s families. In the second quarter of 2015, the company:

●	Eliminated fees for its Loan Prospector automated underwriting tool, reducing the lending industry’s cost of expanding mortgage credit to eligible borrowers.
●	Increased access to its new three percent down payment mortgage, Home Possible AdvantageSM, by expanding partnerships with state housing finance agencies and their associated lenders.

Market Liquidity Provided (1)

($ Billions)		2009	2010	2011	2012	2013	2014	YTD 2015	Cumulative Total
1	Single-family purchases or issuances(1)	$483	$390	$321	$427	$423	$255	$181	$ 2,480
2	Relief refinance mortgages (includes HARP)	35	106	82	123	99	27	11	483
3	Other refinance mortgages	345	200	168	228	210	94	102	1,347
4	Purchase mortgages	94	78	71	76	114	134	68	635
5	Other(2)	9	6	-	-	-	-	-	15
6	Multifamily loan purchases or guarantees(1)(3)	$17	$16	$20	$29	$26	$28	$23	$ 159
7	Other(4)	$46	$-	$8	$-	$4	$8	$2	$ 68
8	Total (lines 1+6+7)	$546	$406	$349	$456	$453	$291	$206	$ 2,707

(1)	Based on UPB and includes other guarantee commitments.
(2)	Includes Ginnie Mae Certificates, HFA initiative-related guarantees, and Other Guarantee Transactions.
(3)	Excludes Multifamily issuances of K-deals.
(4)	Consists of non-Freddie Mac mortgage-related securities purchased for the company’s mortgage-related investments portfolio.

Freddie Mac Second Quarter 2015 Financial Results

August 4, 2015

Preventing Foreclosures – Freddie Mac helps struggling borrowers retain their homes or otherwise avoid foreclosure.

●	The company completed approximately 26,000 single-family loan workouts in the second quarter, bringing the total number of homeowners the company has helped to avoid foreclosure to over 1.1 million since the beginning of 2009.
●	When foreclosure is unavoidable, Freddie Mac has helped to further stabilize communities by focusing its real estate owned home sales on owner-occupants, who have made up two–thirds of its purchasers since the beginning of 2009, and by promoting industry-leading standards for property preservation.

Number of Families Helped

(Thousands)		2009	2010	2011	2012	2013	2014	YTD 2015	Cumulative Total
1	Number of families helped to own or rent a home	2,480	2,089	1,830	2,472	2,458	1,627	1,113	14,069
2	Relief refinance borrowers (includes HARP)(1)	169	533	453	687	611	179	74	2,706
3	Other refinance borrowers(1)	1,595	947	740	996	944	429	430	6,081
4	Purchase borrowers(1)	460	378	326	353	515	606	299	2,937
5	Multifamily rental units	256	231	311	436	388	413	310	2,345
6	Number of families helped to avoid foreclosure(2)	133	275	208	169	168	120	53	1,126
7	Loan modifications	65	170	109	70	83	67	30	594
8	Repayment plans	34	31	33	33	29	25	12	197
9	Forbearance agreements	15	35	20	13	12	9	4	108
10	Short sales & deed-in-lieu of foreclosure transactions	19	39	46	53	44	19	7	227
11	Total (lines 1+6)	2,613	2,364	2,038	2,641	2,626	1,747	1,166	15,195

(1)	For the periods presented, a borrower may be counted more than once if the company purchased more than one loan (purchase or refinance mortgage) relating to the same borrower.
(2)	Represents single-family loan workouts. These categories are not mutually exclusive and a borrower in one category may also be included in another category in the same period. For the periods presented, a borrower may subsequently go into foreclosure.

Building a Stronger Mortgage Market – Working with FHFA and the industry, Freddie Mac is building a stronger, more efficient mortgage market that benefits the nation’s homebuyers, renters and taxpayers. In the second quarter, together with FHFA, the company made further progress in improving the industry’s infrastructure, including:

●	Introducing stronger private mortgage insurance eligibility requirements and revised eligibility standards for its seller/servicers – new benchmarks for operational efficiency and financial strength.
●	Issuing an update on the Single Security, including how the security will be developed and the progress made to date.

About Freddie Mac’s Conservatorship

Since September 2008, Freddie Mac has been operating under conservatorship, with FHFA as Conservator. The support provided by Treasury pursuant to the Senior Preferred Stock Purchase Agreement (Purchase Agreement) enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations.

Freddie Mac Second Quarter 2015 Financial Results

August 4, 2015

Treasury Draw Requests and Dividend Payments

(1)	The initial $1 billion liquidation preference of senior preferred stock was issued to Treasury in September 2008 as consideration for Treasury’s funding commitment. The company received no cash proceeds as a result of issuing this initial $1 billion liquidation preference of senior preferred stock.
(2)	Amount does not include the September 2015 dividend obligation of $3.9 billion.

●	Dividend obligation to Treasury in September 2015 will be $3.9 billion, based on Freddie Mac’s net worth of $5.7 billion at June 30, 2015, less the 2015 capital reserve amount of $1.8 billion.
●	Aggregate cash dividends paid to Treasury will total $96.5 billion (including the September 2015 dividend obligation), $25.1 billion more than cumulative cash draws of $71.3 billion received from Treasury through June 30, 2015.
●	Treasury still maintains a liquidation preference of $72.3 billion on the company’s senior preferred stock as of June 30, 2015.
¡	The payment of dividends does not reduce the outstanding liquidation preference under the Purchase Agreement.
¡	Freddie Mac is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the Purchase Agreement.
¡	The limited circumstances under which Treasury’s funding commitment will terminate are described in “NOTE 2: CONSERVATORSHIP AND RELATED MATTERS — Purchase Agreement and Warrant” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014.
●	The Purchase Agreement does not allow the company to retain capital in excess of the applicable capital reserve amount.
¡	Beginning in 2013, the required quarterly senior preferred stock dividend equals the amount, if any, by which the company’s net worth as of the end of the preceding quarter exceeds the applicable capital reserve amount.
¡	The applicable capital reserve amount is $1.8 billion for 2015. It will be reduced by $600 million each year thereafter until it reaches zero on January 1, 2018.
●	The amount of remaining funding available to Freddie Mac under the Purchase Agreement with Treasury is $140.5 billion, and will be reduced by any future draws.

Freddie Mac Second Quarter 2015 Financial Results

August 4, 2015

Additional Information

For more information, including that related to Freddie Mac’s financial results, conservatorship and related matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and the company’s Financial Results Supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

Webcast Announcement

Management will host a conference call at 9 a.m. Eastern Time on August 4, 2015 to discuss the company’s results with the media. The conference call will be concurrently webcast. To access the live audio webcast, use the following link: http://www.visualwebcaster.com/event.asp?id=102689. The replay will be available on the company’s Web site at www.FreddieMac.com/investors. All materials related to the call will be available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

*     *     *     *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its single-family, investment and multifamily businesses, its loan workout initiatives and other efforts to assist the U.S. residential mortgage market, liquidity, capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments and new accounting guidance, credit quality of loans the company owns or guarantees, and results of operations and financial condition on a GAAP, Segment Earnings and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury and Congress), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for approximately one in four home borrowers and is one of the largest sources of financing for multifamily housing. Additional information is available at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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FREDDIE MAC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended June 30, 2015	Three Months Ended March 31, 2015
	(in millions, except share-related amounts)
Interest income
Mortgage loans:
Held by consolidated trusts	$13,730	$13,879
Unsecuritized	1,654	1,575

Total mortgage loans	15,384	15,454
Investments in securities	1,256	1,335
Other	15	11

Total interest income	16,655	16,800

Interest expense
Debt securities of consolidated trusts	(11,005)	(11,487)
Other debt:
Short-term debt	(36)	(38)
Long-term debt	(1,587)	(1,563)

Total interest expense	(12,628)	(13,088)
Expense related to derivatives	(58)	(65)

Net interest income	3,969	3,647
Benefit for credit losses	857	499

Net interest income after benefit for credit losses	4,826	4,146

Non-interest income (loss)
Gains (losses) on extinguishment of debt securities of consolidated trusts	(54)	(80)
Gains (losses) on retirement of other debt	(26)	1
Derivative gains (losses)	3,135	(2,403)
Impairment of available-for-sale securities:
Total other-than-temporary impairment of available-for-sale securities	(77)	(89)
Portion of other-than-temporary impairment recognized in AOCI	(21)	(4)

Net impairment of available-for-sale securities recognized in earnings	(98)	(93)
Other gains (losses) on investment securities recognized in earnings	152	417
Other income (loss)	(568)	11

Non-interest income (loss)	2,541	(2,147)

Non-interest expense
Salaries and employee benefits	(279)	(232)
Professional services	(118)	(113)
Occupancy expense	(14)	(12)
Other administrative expense	(90)	(94)

Total administrative expense	(501)	(451)
Real estate owned operations (expense) income	(52)	(75)
Temporary Payroll Tax Cut Continuation Act of 2011 expense	(235)	(222)
Other expense	(501)	(463)

Non-interest expense	(1,289)	(1,211)

Income before income tax expense	6,078	788
Income tax expense	(1,909)	(264)

Net income	4,169	524

Other comprehensive income (loss), net of taxes and reclassification adjustments:
Changes in unrealized gains (losses) related to available-for-sale securities	(314)	157
Changes in unrealized gains (losses) related to cash flow hedge relationships	38	59
Changes in defined benefit plans	20	6

Total other comprehensive income (loss), net of taxes and reclassification adjustments	(256)	222

Comprehensive income	$3,913	$746

Net income	$4,169	$524
Undistributed net worth sweep and senior preferred stock dividends	(3,913)	(746)

Net income (loss) attributable to common stockholders	$256	$(222)

Net income (loss) per common share — basic and diluted	$0.08	$(0.07)
Weighted average common shares outstanding (in millions) — basic and diluted	3,234	3,236

FREDDIE MAC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2015	December 31, 2014
	(in millions, except share-related amounts)
Assets
Cash and cash equivalents (includes $0 and $2, respectively, related to our consolidated VIEs)	$5,461	$10,928
Restricted cash and cash equivalents (includes $18,790 and $8,532, respectively, related to our consolidated VIEs)	18,792	8,535
Federal funds sold and securities purchased under agreements to resell (includes $9,925 and $13,500, respectively, related to our consolidated VIEs)	37,041	51,903
Investments in securities:
Available-for-sale, at fair value (includes $0 and $9, respectively, pledged as collateral that may be repledged)	90,831	106,550
Trading, at fair value (includes $2,281 and $1,884, respectively, pledged as collateral that may be repledged)	32,085	30,437

Total investments in securities	122,916	136,987
Mortgage loans:
Held-for-investment, at amortized cost:
By consolidated trusts (net of allowances for loan losses of $2,738 and $2,884, respectively)	1,586,188	1,558,094
Unsecuritized (net of allowances for loan losses of $14,589 and $18,877, respectively)	118,367	130,118

Total held-for-investment mortgage loans, net	1,704,555	1,688,212
Held-for-sale, at lower-of-cost-or-fair-value (includes $17,600 and $12,130 at fair value, respectively)	22,408	12,368

Total mortgage loans, net	1,726,963	1,700,580
Accrued interest receivable (includes $5,177 and $5,124, respectively, related to our consolidated VIEs)	5,979	6,034
Derivative assets, net	492	822
Real estate owned, net (includes $42 and $44, respectively, related to our consolidated VIEs)	1,978	2,558
Deferred tax assets, net	19,545	19,498
Other assets (includes $3,114 and $2,596, respectively, related to our consolidated VIEs)	8,295	7,694

Total assets	$1,947,462	$1,945,539

Liabilities and equity
Liabilities
Accrued interest payable (includes $4,718 and $4,702, respectively, related to our consolidated VIEs)	$6,239	$6,325
Debt, net:
Debt securities of consolidated trusts held by third parties (includes $36 and $42 at fair value, respectively)	1,515,132	1,479,473
Other debt (includes $7,733 and $5,820 at fair value, respectively)	413,937	450,069

Total debt, net	1,929,069	1,929,542
Derivative liabilities, net	911	1,963
Other liabilities (includes $5 and $1, respectively, related to our consolidated VIEs)	5,530	5,058

Total liabilities	1,941,749	1,942,888

Commitments and contingencies
Equity
Senior preferred stock, at redemption value	72,336	72,336
Preferred stock, at redemption value	14,109	14,109
Common stock, $0.00 par value, 4,000,000,000 shares authorized, 725,863,886 shares issued and 650,044,758 shares and 650,043,899 shares outstanding, respectively	—	—
Additional paid-in capital	—	—
Retained earnings (accumulated deficit)	(78,543)	(81,639)
AOCI, net of taxes, related to:
Available-for-sale securities (includes $964 and $839, respectively, related to net unrealized gains on securities for which other-than-temporary impairment has been recognized in earnings)	2,389	2,546
Cash flow hedge relationships	(706)	(803)
Defined benefit plans	13	(13)

Total AOCI, net of taxes	1,696	1,730
Treasury stock, at cost, 75,819,128 shares and 75,819,987 shares, respectively	(3,885)	(3,885)

Total equity	5,713	2,651

Total liabilities and equity	$1,947,462	$1,945,539